Exhibit 10.6

Moving & Relocation Expense Reimbursement Agreement

Moving From Office:                                       To:

I acknowledge receipt of Computer Associates International, Inc.’s (CA) Moving & Relocation Expense Reimbursement Agreement and agree as follows:

1. I understand and agree that if my employment is terminated for cause or if I voluntarily leave CA within two (2) years from the date of the actual move, I will be required to repay the moving and/or relocation expenses that CA pays to me or on my behalf in connection with my relocation. The repayment that I will be required to make will be in accordance with the following schedule:

     If I voluntarily terminate my employment or am discharged for cause at any time from the signing of this Agreement through 12 full months following the date of the actual move, I must repay 100% of the moving expenses/costs paid by CA on my behalf;

     If I voluntarily terminate my employment or am discharged for cause at any time from 13 months after the date of the actual move through 24 months after date of the actual move, I must repay 50% of the moving expenses/costs paid by CA on my behalf;

     For purposes of this Agreement, termination “for cause” is defined as employment termination for any of the following reasons: (1) dishonesty, including theft; (2) insubordination; (3) job abandonment; (4) willful refusal to perform the employee’s job; (5) violation of the terms of the Company’s Employment and Confidentiality Agreement; (6) violation of the Company’s policies on discrimination, unlawful harassment or substance abuse; (7) violation of the Company’s Work Rules; (8) violation of the Company’s Workplace Violence Policy; and, (9) excessive absenteeism.

2. I understand and agree that if CA does not terminate my employment for cause and I do not voluntarily terminate my employment within two (2) years after the date of the actual move, I will not be required to repay any portion of the moving expenses/costs paid by CA on my behalf.

3. By signing this Agreement, and to the extent permitted by law, I hereby authorize CA to deduct any repayment I may owe under this Agreement from any monies due to me, whether during my employment or after the date of my employment termination.

I understand and agree that I will pay CA any amounts owing under this Agreement within 90 days following my employment termination by sending a check or money order for the amount owed to CA’s Senior Vice President of Human Resources. I further understand and agree that this Relocation Agreement will be construed in accordance with the laws of the state of New York without regard to New York’s conflict of laws principles.

Agreed and Accepted this

day of 20

Employee Name (Print)

Computer Associates International, Inc.

By

	SVP Worldwide Human Resources	Employee Signature